Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REPORTS
FIRST QUARTER RESULTS

CRANFORD, NJ, May 8, 2009 – Metalico, Inc. (AMEX: MEA) today reported its revenues and positive operating income but a net loss for the First Quarter of 2009, along with the effects of significant reductions in its debt.

The Company’s net loss for the quarter ended March 31, 2009 was $3.6 million or $0.10 per share (on a diluted basis) on sales of $53.3 million, compared to net income of $6.1 million or $0.19 per share (on a diluted basis) on sales of $170.5 million for the quarter ended March 31, 2008, a decrease in sales of $117.2 million over the same-quarter 2008 results. Operating income for the 2009 First Quarter was $215,000, compared to $13.1 million for the prior-year quarter.

The Company had previously announced repayments of outstanding term loans in the aggregate amount of $15.2 million during the First Quarter, with additional reductions of another $5 million already closed and up to $10 million more scheduled to occur, both in the Second Quarter.

Sequential Quarter Comparison

Compared sequentially with the Fourth Quarter of 2008, operating performance improved substantially:

•	First Quarter 2009 operating income was $215,000, compared to a loss of $19.6 million before impairment and inventory write-downs.

•	First Quarter 2009 EBITDA was $3.8 million, compared to negative EBITDA of $29.2 million before impairment.

•	First Quarter 2009 unit volumes shipped increased by 25% for ferrous scrap and 26% for non-ferrous scrap.

•	Lead product shipments in the seasonally busy quarter were up by 39%.

Overall, First Quarter 2009 sales slipped to $53.3 million, a 17% decline from $64.5 million in the 2008 Fourth Quarter. Shipments of Platinum Group Metals (“PGM”) substrates were down by 34%.

Cost reduction initiatives in the just-completed quarter, primarily in wages, benefits and administrative costs, realized $2.5 million of savings compared to the Fourth Quarter of 2008. First Quarter metal margins improved substantially, in part related to stabilized metal prices, and a 25% increase in units shipped as compared to the Fourth Quarter of 2008, which was impacted by pricing erosion and depressed unit volumes.

Prior Year’s First Quarter Comparison

•	First Quarter sales decreased $117.2 million to $53.3 million in 2009 compared to $170.5 million in the prior year’s First Quarter.

•	Operating income for the quarter was $215,000, compared to operating income of $13.1 million for the quarter ended March 31, 2008.

•	Loss from continuing operations of $0.10 per diluted share for the First Quarter of 2009 compared to income of $0.20 per share in the prior year’s First Quarter.

•	EBITDA (as defined below) decreased $12.0 million to $3.8 million for the quarter ended March 31, 2009 compared to a $15.8 million in the prior year’s First Quarter.

Metalico’s Scrap Metal segment experienced quarter-over-quarter unit volume decreases of approximately 21% for ferrous, 38% for non-ferrous and 70% for PGM’s. The Lead Fabrication segment saw an increase in volume of 2% quarter-over-quarter. Average metal selling prices decreased 33% for ferrous metals, 51% for non-ferrous metals, 61% for PGM’s and 47% for lead fabricated products.

Excluding corporate overhead charges, the Company’s Lead Fabrication segment reported $599,000 in operating income compared to an operating loss of $1.9 million in the prior-year period. The Company’s Scrap Metal segment reported $1.3 million in operating income in the First Quarter compared to $17.8 million in operating income for the same period last year.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “We continue to be buffeted by the effects of the recession and weak demand in the domestic economy. However, demand and pricing for exported scrap metal is strong so we have accelerated our efforts at selling both non-ferrous and ferrous directly and through third parties into the export market. That trend has continued into the Second Quarter with emphasis on ferrous grades of scrap.

“We are also satisfied with the contribution from our lead fabricating segment despite generally lackluster demand domestically in many of the markets that it serves. Conversely, we continue to be disappointed with the performance of the Platinum Group Metals which, despite some recovery in metals prices, has not translated into sufficient volume recovery to achieve a positive contribution.”

He added, “We are focused on cost and debt reduction and sales in the export markets. Our immediate goal is to position Metalico to take advantage of the recovery when it comes.”

Shareholders Equity and Debt

Metalico’s outstanding debt decreased to approximately $169.5 million as of March 31, 2009 from $184.7 million at December, 31, 2008, a reduction of $15.2 million, largely from repayment of principal outstanding under the Company’s institutional financing agreements.

The Company recently announced a two-tranche exchange of unsecured notes for common stock that reduced outstanding debt by $5 million in April. The second $5 million tranche is scheduled to occur if conditions permit in June. Metalico is also scheduled to make a $5 million payment on its institutional term debt later this month. The Company had $46.2 million cash on hand as of March 31, 2009 and net working capital of $67.3 million.

Shareholders’ equity decreased by 3% or $3.0 million to $110.0 million as of March 31, 2009, from $113.0 million as of December 31, 2008.

As of March 31, 2009, Metalico had 36,426,654 common shares issued and outstanding. The Company has no outstanding preferred stock.

Metalico operates in the highly cyclical and volatile commodity metals universe, made even more difficult by the current challenging economic and capital market conditions. The Company’s core business strategy emphasizes balanced growth of the ferrous and non-ferrous Scrap Metal Recycling business through acquisitions or new facility development in existing and new markets.

Metalico’s stated goal is to maintain and enhance its status as a leading producer of recycled metal in the markets where it operates, focusing on broad diversification among various commodity metal groups and taking a long-term view to achieve growth and above-average financial results.

Outlook and Update

The Company said it believes results to date in the Second Quarter have been affected by and may be influenced during the remainder of the year by several factors, among them:

•	Receipts of ferrous and non-ferrous scrap into yards have seen a seasonal pickup but continue to be below historic norms and are expected to improve but remain below historic levels for the foreseeable future.

•	Prices for all grades of ferrous scrap continue to be weak domestically while demand for export scrap appears to be holding.

•	Non-ferrous prices have improved along with demand, particularly for scrap moving to Asia.

•	The Aluminum Deox market is slow due to low utilization rates at domestic steel mills.

•	PGM prices rose during the First Quarter but appear to be settling in the $1,000-to-$1,200 per troy ounce range for platinum.

•	The PGM price range, coupled with continued low levels of aging cars being scrapped and intense competition, may have the effect of keeping unit volumes below historic norms and anticipated levels.

•	Should car sales in the U.S. improve in the second half of 2009, PGM scrap prices and units processed should improve accordingly.

•	Average lead prices have risen from the lows of 2008 and unit volume sales to OEM consumers of the fabricating business have been steady. The slow economy is expected to continue impacting the construction-related portion of the fabricating operations.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabrication plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, impairment charges, financial instruments fair value adjustment, stock based compensation and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the Second Quarter of 2009, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three
	Months Ended	Months Ended
Selected Income Statement Data:	March 31, 2009	March 31, 2008
Revenue	$53,284	$170,548

Costs and expenses:
Operating expenses	43,473	148,248
Selling, general & administrative expenses	6,309	7,154
Depreciation & amortization	3,287	2,027

	53,069	157,429

Operating income	215	13,119

Interest expense	(4,657)	(3,217)
Financial instruments fair value adjustment	(530)	-
Equity in loss of unconsolidated investee	(446)	-
Other income	152	124

	(5,481)	(3,093)

Income (loss) from continuing operations before income taxes	(5,266)	10,026
(Benefit) provision for income taxes	(1,556)	3,710

Income (loss) from continuing operations	(3,710)	6,316
Discontinued operations, net	158	(405)

Net income (loss)	(3,552)	5,911
Noncontrolling interest in net loss of subsidiaries	1	158

Net income (loss) attributable to company	$(3,551)	$6,069

Amounts attributable to common shareholders: Income (loss) from continuing operations Income (loss) from discontinued operations Net Income (loss)	$ (3,709) 158 — $ (3,551)	$ 6,474 (405) — $ 6,069

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.10)	$0.20
Discontinued operations (net)	-	(0.01)

Net income (loss)	$(0.10)	$0.19

Diluted weighted average common shares outstanding:	36,427,913	32,787,293

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	March 31,	December 31,
	2009	2008
Assets:

Current Assets	$110,214	$133,359
Property Plant & Equipment, net	78,164	80,083
Intangible and Other Assets	126,430	126,851

Total Assets	$314,808	$340,293

Liabilities & Stockholders’ Equity:

Current Liabilities	$43,181	$66,551
Debt & Other Long Term Liabilities	157,610	156,770

Total Liabilities	200,791	223,321
Redeemable Common Stock	4,000	4,000
Stockholders’ Equity	110,017	112,972

Total Liabilities & Stockholders’ Equity	$314,808	$340,293

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization, financial instruments fair value adjustments and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months	Three Months Ended
	Ended	March 31, 2008
	March 31, 2009
	(UNAUDITED)
	($ thousands)
EBITDA	$3,808	$15,760
Less:
Interest expense	4,657	3,217
Stock based compensation in subsidiary	599	332
(Benefit) provision for federal and state income taxes	(1,556)	3,710
Depreciation and amortization	3,287	2,027
Financial instruments fair value adjustments	530	-
Discontinued operations, net	(158)	405

Net income (loss) attributable to Company	$(3,551)	$6,069